Triumph Group, Inc.

March 25, 2015

Daniel Ostrosky
464 Latimer Lane
Fort Mill, SC 29715

Dear Dan:

Triumph is pleased to offer you the position of Vice President, Supply Chain reporting directly to Jeff Frisby. The starting salary offered for this position is $350,000 per year, currently paid biweekly, and is subject to deductions for taxes and other withholdings as required by law or the policies of Triumph Group, Inc. Your compensation package will also include the following:

Sign-on Bonus:	$100,000, subject to normal deductions, payable within the first 30 days after your start date. If you voluntarily leave the company within your first two-years, you agree to pay back a pro-rata portion of this bonus.
Bonus Opportunity:	Target bonus of 60% of base salary with the opportunity to earn a maximum of 120%. Actual amount is based on company performance. This bonus opportunity will begin with our Fiscal 2016 year which runs from April 1, 2015 through March 31, 2016; we will guarantee a minimum bonus of $100,000 for Fiscal 2016.
Sign-on Stock Grant:	You will receive a grant of 6,000 shares of non-performance based restricted stock that will vest over three years (1/3, 1/3, 1/3) subject to the approval at the April 24, 2015 meeting of the Board of Directors.
Long-Term Equity Program:	You will be eligible for a target annual award of 60% of base salary with the opportunity to earn a maximum of 120%, subject to the approval at the April 24, 2015 meeting of the Board of Directors. This is a performance-based plan that requires the company achieve a three-year RONA goal for the shares to be earned.
401K:	Triumph matches 100% on the first 2% and 50% on the next 4%. The plan is administered by the Vanguard Group.
Benefits:	You will be eligible for our comprehensive benefits program, which among other things includes participation in the medical, dental, life and accident insurance programs.
Vacation:	Vacation time to be taken at your discretion.
Relocation:	Reimbursement for relocation expenses up to $75,000, subject to approval.

As a Triumph employee, you will be expected to adhere to Triumph's Code of Business Conduct, current policies, procedures and practices as well as any that may be implemented in the future.

This offer is contingent upon your satisfactory completion of a background investigation and drug screen. While we hope we will be able to meet each other's mutual needs, Triumph is an employer-at-will. This means that your employment with the company is not for any set term and may be modified or terminated by either you or the company at any time. The at-will term of your employment can be modified only in writing signed by you and the division president.

We would like your starting date for the position is to be on or before April 20, 2014. Please let me know the date you are able to start.

Please contact me if you have any questions about the information provided in this letter or require further information. I look forward to you joining Triumph!

Sincerely,

Robin DeRogatis
Vice President, Human Resources

Agreed and accepted:

Dan Ostrosky 3/27/15
Date

cc. J. Frisby

Triumph Group, Inc.

April 10, 2015

Daniel Ostrosky
464 Latimer Lane
Fort Mill, SC 29715

Dear Dan:

This is an addendum to your offer letter dated March 25, 2015. Although neither Triumph nor its U.S. subsidiaries enter into employment agreements with its management employees, Triumph Group, Inc. will enter into a mutually agreeable Severance Payment Agreement with you for the limited purpose of providing you, in the event of a termination without cause, with payment of one year's base salary at the rate in effect on the date of termination, payable at such intervals (no less than biweekely) as those which Triumph Group, Inc. pays its senior management employees, subject to required withholding.

Sincerely,

Robin DeRogatis
Vice President, Human Resources

Agreed and accepted:

Dan Ostrosky

April 11, 2015
Date